                                                                    Exhibit 10.5

                             UNIT PURCHASE AGREEMENT

                               for the purchase of

                                  eConduit, LLC

                                      among

                                  Gary Busacca,

                                Marc Loewenthal,

                                Jeffrey Lemieux,

                                 David Logsdon,

                                       and

                                  eGarden, Inc.

                                   as Sellers

                                       and

                        NEW CENTURY MORTGAGE CORPORATION

                                    as Buyer



                               As of May 24, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I   DEFINITIONS ..................................................... 1

   1.1      Definitions ..................................................... 1

ARTICLE II  PURCHASE AND SALE OF UNITS ...................................... 5

   2.1      Purchase and Sale of Units ...................................... 5
   2.2      Initial Purchase Price .......................................... 5
   2.3      Additional Purchase Price ....................................... 6
   2.4      Contingent Earn-Out Payments After the Closing. ................. 6
   2.5      Closing. ........................................................ 7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS ................... 7

   3.1      Corporate Organization and Qualification. ....................... 7
   3.2      Capitalization. ................................................. 7
   3.3      Authority Relative to This Agreement ............................ 8
   3.4      Consents and Approvals; No Violations. .......................... 8
   3.5      Financial Statements ............................................ 9
   3.6      Absence of Certain Changes or Events. ........................... 9
   3.7      Litigation ...................................................... 9
   3.8      Taxes. .......................................................... 9
   3.9      Employee Benefit Plans; Labor Matters. .......................... 10
   3.10     Real Property ................................................... 10
   3.11     Compliance with Laws ............................................ 10
   3.12     Material Contracts .............................................. 11
   3.13     Insurance ....................................................... 11
   3.14     Brokers and Finders ............................................. 11
   3.15     Related Party Obligations ....................................... 11
   3.16     Intellectual Property. .......................................... 11
   3.17     Interests of Officers and Directors ............................. 18

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER ......................... 18

   4.1      Corporate Organization and Qualification ........................ 18
   4.2      Authority Relative to This Agreement ............................ 18
   4.3      Consents and Approvals; No Violations ........................... 18
   4.4      Financial Statements ............................................ 19
   4.5      Absence of Certain Changes or Events ............................ 19

ARTICLE V   CLOSING DELIVERIES .............................................. 19

   5.1      Deliveries of Sellers and Company ............................... 19
   5.2      Deliveries of Buyer ............................................. 20

                                TABLE OF CONTENTS
                                  (continued)

                                                                                  Page
                                                                                  ----

ARTICLE VI  OBLIGATIONS AFTER CLOSING ............................................  21

   6.1      Survival of Representations and Covenants; Indemnification. ..........  21
   6.2      Capital Funding ......................................................  23
   6.3      Additional Revenue Payments. .........................................  24
   6.4      Operations of the Company ............................................  25
   6.5      Assistance and Cooperation ...........................................  25
   6.6      Non-Competition ......................................................  26
   6.7      Non-Solicitation .....................................................  26
   6.8      Confidentiality ......................................................  26
   6.9      Medical Insurance ....................................................  27
   6.10     Busacca Spousal Consent ..............................................  27

ARTICLE VII MISCELLANEOUS AND GENERAL ............................................  27

   7.1      Interpretation. ......................................................  27
   7.2      Payment of Expenses and Other Payments ...............................  27
   7.3      Amendment ............................................................  28
   7.4      Waiver and Extension .................................................  28
   7.5      Counterparts .........................................................  28
   7.6      Governing Law ........................................................  28
   7.7      Notices ..............................................................  28
   7.8      Entire Agreement; Assignment .........................................  29
   7.9      Parties in Interest ..................................................  29
   7.10     Validity .............................................................  30
   7.11     Captions .............................................................  30

                             UNIT PURCHASE AGREEMENT

     This UNIT PURCHASE AGREEMENT, dated as of May 24, 2002 (the "Agreement"), is entered into by and among Gary Busacca, Marc Loewenthal, Jeffrey Lemieux, David Logsdon, eGarden, Inc., a Delaware corporation (collectively, the "Sellers"), and New Century Mortgage Corporation, a California corporation ("Buyer").

                                    RECITALS

     WHEREAS, Sellers own all of the outstanding membership interests (the "Units") of eConduit, LLC, a New Jersey limited liability company (the "Company"); and

     WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the Units for the consideration and on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Sellers and Buyer hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

     "Additional Purchase Price" shall have the meaning ascribed to it in
Section 2.3.

     "Additional Purchase Price Certificate" shall mean a certificate substantially in the form attached hereto as Exhibit A.

     "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     "Budget" shall mean the budget of the Company for the first twelve months following the Closing Date, prepared by Sellers and approved by Buyer in its sole discretion. The final Budget is attached hereto as Schedule A.

     "Claim" shall have the meaning ascribed to it in Section 6.1(c).

     "Closing" shall have the meaning ascribed to it in Section 2.5.

     "Closing Date" shall have the meaning ascribed to it in Section 2.5.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company Plan" shall mean each bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee ownership, bonus, membership interest purchase, restricted membership interest, membership interest option, employment, consulting, termination, retention, severance, change-in-control, compensation, medical, health or other plan, agreement, policy, program, or arrangement that covers current or former employees, officers or directors of the Company.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by, or filing with or notification to, a Person pursuant to any Contract, Law, Order or Permit.

     "Contract" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease or other obligation of any kind or character, or other obligation that is binding on any Person or its capital stock, properties or business.

     "Credit Guidelines" shall mean Buyer's mortgage loan credit guidelines as such guidelines may be modified from time to time, the current version of which is attached hereto as Schedule B.

     "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, or create any Lien in connection with, any Contract, Order or Permit.

     "Development and License Agreement" shall mean that certain Development, Installation and Source Code License Agreement, dated as of May 9, 2002, by and between Buyer and the Company.

     "Direct Claim" shall have the meaning ascribed to it in Section 6.1(c).

     "Disclosure Schedule" shall mean the Disclosure Schedule prepared by the Indemnifying Sellers and delivered to Buyer concurrently with the execution of this Agreement, each disclosure therein corresponding to the relevant section of this Agreement.

     "Earn-Out Payment Certificate" shall mean a certificate substantially in the form attached hereto as Exhibit B.

     "Earn-Out Period" shall mean the earlier to occur of (a) receipt by the Sellers of Six Million Dollars ($6,000,000) or (b) December 31, 2005.

     "eGarden" shall mean eGarden, Inc., a Delaware corporation.

     "Financial Statements" shall have the meaning ascribed to it in Section
3.5.

     "GAAP" shall mean United States generally accepted accounting principles.

     "Governmental Entity" shall have the meaning ascribed to it in Section 3.4(a).

     "Indemnified Party" shall have the meaning ascribed to it in Section
6.1.(b).

     "Indemnifying Sellers" shall mean the Sellers, excluding eGarden.

     "Initial Purchase Price" shall have the meaning ascribed to it in Section 2.2.

     "Intellectual Property Rights" means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:

          (i) trade names, registered and unregistered trademarks and service marks, Internet domain names, logos and trade dress rights, and all applications (including intent to use applications) to register any of the foregoing (collectively, "Marks");

          (ii) patents or models, industrial designs and all applications and applications to register any of the foregoing, including any and all continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom (collectively, "Patents");

          (iii) copyrights and copyright applications, whether or not registration for any such copyright exists or is pending, and any renewal or extension thereof (collectively, "Copyrights");

          (iv) know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, data bases and other proprietary or confidential information, including customer lists, technology and product roadmaps, business and marketing plans and information, financial information (collectively, "Trade Secrets"); and

          (v) mask work rights, moral rights, publicity rights and any other proprietary, intellectual or industrial property or similar intangible rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets (collectively, "Other IP").

     "Law" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, Order, judgment or decree, administrative or judicial decision, and any other executive or legislative proclamation.

     "License" shall mean any license, Permit, certificate of authority or any other instrument issued by any Governmental Entity relating to the Company's ability to do business.

     "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, option, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

     "Litigation" shall mean any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter or governmental or other administrative proceeding, whether at law or at equity, before or by any federal, state or foreign court, tribunal, or agency or before any arbitrator.

     "Losses" shall mean any and all actual losses, liabilities, costs and expenses (including reasonable attorneys' fees and costs of investigation).

     "Material Adverse Effect" shall mean any adverse change in the business, assets, liabilities, financial condition, prospects or results of operations of the Company which, individually or together with any other such adverse change, is material to the Company, other than any such effect attributable to or resulting from any act or omission of the Company taken or made with the prior written consent of the Buyer or any act or omission taken or made by the Company at the specific written request of Buyer.

     "Material Contract" shall mean any Contract material to the Company.

     "Non-Compete Period" shall mean: (a) with respect to those Sellers entering into an Employment Agreement concurrent herewith, the later to occur of (i) the termination of such Seller's employment with the Company pursuant to such Employment Agreement, and (ii) the expiration of the Earn-Out Period; and (b) with respect to all other Sellers, the expiration of the Earn-Out Period; provided, however, that in the event that the Earn-Out Period expires prior to December 31, 2005, the Non-Compete Period shall continue past such early expiration of the Earn-Out Period until the earlier to occur of twelve months from the date of such early expiration or December 31, 2005.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or authority.

     "Permit" shall mean any federal, state, local or foreign governmental approval, authorization, certificate, declaration, easement, filing, franchise, license, notice, permit, variance, clearance, exemption, closure or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, properties or business.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization, governmental authority or other entity.

     "Profits" shall mean GAAP revenue received by the Company less GAAP expenses, which shall include without limitation direct expenses of the Company, the allocated corporate overhead expenses described on Schedule C attached hereto and a tax allocation calculated at Buyer's then-current corporate tax rate (currently 42%), but excluding changes to the profit and loss statement of the Company attributable to any goodwill impairment.

     "Qualified Leads" shall mean the names and other identifying and relevant information, identifying at least the information fields set forth in Schedule D attached hereto, of potential borrowers from Buyer who (i) have been identified through application of the Company's proprietary eCAT software as homeowners qualifying under the Buyer's Credit Guidelines, (ii) have been submitted to the Buyer by December 31, 2005 and (iii) are able to be solicited by Buyer without violation of any privacy rights of such Person.

     "Requisite Regulatory Approvals" shall have the meaning ascribed to it in
Section 3.4(a).

     "Sellers' Accounts" shall have the meaning ascribed to it in Section 2.2.

     "Software" shall mean any and all (i) computer programs, including any and all software and firmware implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and
(iv) all documentation, including user manuals and training software, relating to any of the foregoing, in each case developed, used or licensed by the Company, or necessary for the conduct of the Company's business, specifically excluding those items prepared for customers in the operation of the Company's business for which the customer contractually has vested title and for which the Company has not received a license to use the same.

     "Tax" or "Taxes" means any income, gross income, gross receipts, profits, membership interest, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

     "Tax Law" means the law of any governmental entity or political subdivision thereof, other than the Code, relating to any Tax.

     "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

     "Third Party" shall have the meaning ascribed to it in Section 6.1(e).

     "Third Party Claim" shall have the meaning ascribed to it in Section
6.1(c).

     "Transaction" shall mean the sale of the Units described in Sections 2.1 and 2.2.

     "Transfer Taxes" means all Taxes (other than Taxes measured by net income) incurred or imposed by reason of the transfer of the Units to Buyer pursuant to this Agreement, regardless of upon whom such Taxes are levied or imposed by law, including sales and use taxes, real property transfer taxes, excise taxes, and stamp, documentary, filing, recording, permit, license, or authorization duties or fees.

                                   ARTICLE II
                           PURCHASE AND SALE OF UNITS

     2.1 Purchase and Sale of Units. Subject to the terms and conditions of this Agreement, at the Closing the Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, the Units.

     2.2 Initial Purchase Price. Subject to the terms and conditions of this Agreement, and in consideration of the sale, assignment, transfer and delivery of the Units and of the goodwill of the Company, Buyer shall pay the to the Sellers on the Closing Date, in immediately available funds, the sum of One Million Dollars ($1,000,000) (the "Initial Purchase Price") allocated among the Sellers as set forth in Schedule E and delivered by wire transfer to the accounts of each Seller as set forth in

Schedule E ("Seller's Accounts"). All transfer taxes which may be imposed or assessed as a result of Buyer's acquisition of the Units shall be borne by Sellers.

     2.3 Additional Purchase Price. In addition to the Initial Purchase Price, Buyer shall pay an amount (the "Additional Purchase Price") equal to Three Million Dollars ($3,000,000) for the delivery by the Company to Buyer of 300,000 Qualified Leads. Qualified Leads shall be submitted by the Company to Buyer in groups of at least 50,000, along with an Additional Purchase Price Certificate. Within five (5) business days of the Company's submission of (a) each such group of 50,000 Qualified Leads and (b) the applicable Additional Purchase Price Certificate, Buyer shall wire transfer funds to the Sellers' Accounts in payment of the Additional Purchase Price in such allocation set forth in Schedule E. Any Additional Purchase Price payable to the Indemnifying Sellers shall be subject in all cases to Buyer's right of set off under Section 6.1(f).

     2.4 Contingent Earn-Out Payments After the Closing.

         (a) On the terms, and subject to the conditions of this Section 2.4, Buyer shall pay to the Sellers following the Closing, if and to the extent earned as provided in this Section 2.4, an additional amount (the "Earn-Out Payments") equal to fifty percent (50%) of the Profits of the Company calculated for each fiscal quarter in the years ending December 31, 2002, 2003, 2004 and 2005, up to Six Million Dollars ($6,000,000) in the aggregate. Buyer shall deliver to the Sellers an Earn-Out Payment Certificate, with each Earn-Out Payment, even if the amount of such Earn-Out Payment is zero. Buyer shall make each Earn-Out Payment by wire transfer to the Sellers' Accounts, in the allocation set forth on Schedule E, on a quarterly basis no later than forty-five (45) days following the end of the first, second and third calendar quarters and no later than ninety (90) days following the end of the fourth calendar quarter in each of 2002, 2003, 2004 and 2005, respectively. For the year ending December 31, 2002, only Profits from the Closing Date to December 31, 2002 shall be eligible for calculation of the Earn-Out Payments. Earn-Out Payments due to the Indemnifying Sellers shall be subject in all cases to Buyer's right of set off under Section 6.1(f).

         (b) Audit. The Company shall keep full and detailed records and accounts in accordance with its customary accounting practices as may be necessary in order to account for all Profits generated and all Earn-Out Payments made during the Earn-Out Period. On at least ten (10) days notice, at reasonable times during normal business hours, and not more than one (1) time in any twelve (12) month period, Sellers shall have the right to audit only such records and accounts relating to the Company's Profits and the Earn-Out Payments; provided, however, that in the event any such audit reveals an underpayment of two percent (2%) or more from the amounts actually paid to Sellers by or on behalf of the Company or Buyer, Sellers shall have the right to audit such records not more than two (2) times in any twelve (12) month period. Sellers shall maintain such information as confidential. The entire cost of such audit shall be borne by Sellers; provided, however, that if any such audit reveals an underpayment of five percent (5%) or more from the amounts actually paid to Sellers by or on behalf of the Company or Buyer, then the actual cost of such audit shall be borne by the Company.

     2.5 Closing.

         (a) The closing of the Transaction (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Newport Beach, California, on the date hereof (the "Closing Date").

         (b) At the Closing, the Sellers shall deliver to Buyer duly executed assignments of membership interests and all such other documents as may be necessary to convey to Buyer the right, title and interest of Sellers in and to the Units, and the Buyer shall deliver to the Sellers the Initial Purchase Price in the manner set forth in Section 2.2.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Indemnifying Sellers, jointly and severally, represent and warrant to Buyer that:

     3.1 Corporate Organization and Qualification.

         (a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New Jersey, and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect. The Company has all requisite corporate power and authority and all necessary governmental Consents to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company has made available to Buyer complete and correct copies of its Articles of Organization and Operating Agreement as in effect as of the date hereof.

         (b) The Company holds all material Licenses necessary for the conduct of its businesses.

     3.2 Capitalization.

         (a) The authorized and issued and outstanding membership interests of the Company is as described in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, no membership interests or other equity or voting securities of the Company are issued, reserved for issuance or outstanding. The Units are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in the Disclosure Schedule, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity or voting securities of the Company or obligating it to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company to repurchase, redeem or otherwise acquire or dispose of any equity or voting securities of the Company.

         (b) The Company does not own, directly or indirectly, any equity interests in any other Person.

         (c) Each Seller is the lawful and record owner of all of the Units which are set forth opposite such Seller's name on the Disclosure Schedule, which Units are free and clear of all Liens.

         (d) Upon consummation of the Transaction, the Buyer will acquire valid title to the Units free and clear of all Liens. Except as set forth in the Disclosure Schedule, there are no voting trusts, member or registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Company's membership interests.

     3.3 Authority Relative to This Agreement. Sellers have the requisite power and authority to execute and deliver each of this Agreement, the Development and License Agreement, the Voting Agreement, and the Right of First Negotiation Agreement (collectively, the "Seller Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The Seller Transaction Documents have been duly and validly executed and delivered by Sellers and, assuming the Seller Transaction Documents constitute the valid and binding agreement of Buyer, constitute the valid and binding agreements of Sellers, enforceable against Sellers in accordance with their respective terms, except that the enforcement hereof and thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.4  Consents and Approvals; No Violations.

         (a) Except for the Consents of third parties under the Contracts listed in the Disclosure Schedule, no notices to, Consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") or with any self-regulatory authority or with any third party are necessary in connection with the execution and delivery by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby. The notices, Consents, or approvals, filings or registrations, and expirations or terminations of waiting periods referred to above are hereinafter referred to as the "Requisite Regulatory Approvals." As of the date hereof, the Sellers do not know of any reason why the Requisite Regulatory Approvals should not be obtained without the imposition of any condition, requirement or term that would impose a burden upon the Buyer or the Company.

         (b) Neither the execution and delivery of this Agreement by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby, does or will (i) subject to obtaining the Consents listed in, or otherwise as set forth in, the Disclosure Schedule, conflict with, result in a violation or breach of, or constitute a Default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, License, Contract, agreement or other instrument or obligation to which the Sellers or the Company is a party or by which either of them or any of their respective properties or assets may be bound; (ii) conflict with, result in a violation or breach of, or constitute a Default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any License or Permit;
(iii) conflict with any provision in the Operating Agreement or require the Consent of any Person as required under the Operating Agreement; or (iv) subject to giving the notices, making the filings or registrations or obtaining the Consents or approvals referred to in clauses (i) and (ii) in paragraph (a) above, conflict with, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

     3.5 Financial Statements. Sellers have delivered to Buyer correct and complete copies of the compiled balance sheets of the Company at December 31, 2001 and 2000, and the related statements of income and cash flow for the years then ended, and the unaudited balance sheet of the Company as of March 31, 2002 and the related statements of income and cash flow for the three months then ended (the "Financial Statements"). Except as set forth in the Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP, consistent with past accounting practices, and present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated therein.

     3.6  Absence of Certain Changes or Events.

          (a) Except as set forth in the Disclosure Schedule or as a consequence of, or as expressly contemplated by, this Agreement, since March 31, 2002, (i) the Company's business has been carried on only in the ordinary and usual course consistent with past practice, and (ii) there has not occurred any event, development or change which has resulted or is reasonably likely to result in a Material Adverse Effect.

          (b) Except as set forth in the Disclosure Schedule, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2001, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be recognized or disclosed on a balance sheet of the Company dated as of the date hereof or in the notes thereto.

     3.7 Litigation. Except as set forth in the Disclosure Schedule, there is no Litigation pending, or to the knowledge of Sellers or the Company, threatened, involving the Company.

     3.8  Taxes.

          (a) All Tax Returns required to be filed by the Company have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable and Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon. An extension of time within which to file any Tax Return which has not been filed has not been requested or granted.

            (b) With respect to all amounts in respect of Taxes imposed upon the Company, or for which the Company is or could be liable, whether to taxing authorities (as, for example under law) or to other Persons with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Company to taxing authorities or others on or before the date hereof have been paid.

            (c) The Company qualifies, and has since the date of its formation qualified, and, giving effect to the terms of the Operating Agreement and its organizational documents, will qualify immediately before the Closing Date, to be treated as a partnership for federal and state income tax purposes and neither the Company, nor any owner of the Company or any taxing authority has taken any position inconsistent with such treatment.

            (d) The Sellers have furnished Buyer true and complete copies of all federal and state income tax income or franchise Tax Returns for the Company for all periods ending in 2000 and 2001. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has such waiver or extension been requested from the Company.

            (e) No Seller is a foreign Person within the meaning of Section 1445 of the Code, and if requested, each Seller will provide an affidavit that satisfies the requirements of Section 1445(b)(2) of the Code.

      3.9   Employee Benefit Plans; Labor Matters.

            (a) Other than the Indemnifying Sellers, the Company has no employees, and has never had any employees. The Indemnifying Seller employees are exempt employees under federal and applicable state labor law.

            (b)   The Company has no Company Plans.

      3.10 Real Property. Other than as set forth in the Disclosure Schedule, the Company does not own or lease any real property, and has never owned or leased any real property.

      3.11 Compliance with Laws. The Company is in compliance with all applicable Laws, Orders, Permits and Licenses except for instances of non-compliance which are not reasonably likely to have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, the Company has not received any written notification or written communication from any Governmental Entity (a) asserting that it is not in compliance with any of the Laws, Orders, Licenses or Permits of any Governmental Entity or that any such entity enforces, except such instances of non-compliance that are not reasonably likely to have a Material Adverse Effect, or (b) requiring it to enter into or consent to the issuance of a cease and desist order, formal agreement, directive or commitment which restricts materially the conduct of its businesses or assets, liabilities, financial condition, results of operations, capital, credit or reserve policies, its management, or the payment of dividends. There are no unresolved notices of deficiency or non-compliance or charges of violation brought or, to the knowledge of Sellers or the Company, threatened, against the Company which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there are no facts or circumstances known to Sellers or the Company that would constitute a reasonable basis on which any such proceedings, notices or actions may be instituted, issued or brought hereafter.

         3.12 Material Contracts. The Disclosure Schedule sets forth a list of all of the Material Contracts. Except as set forth in the Disclosure Schedule, each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company and, to the knowledge of the Sellers or the Company, each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a Default by the Company or, to the knowledge of the Sellers or the Company, any other party thereto, under, or result in a right in termination of, any Material Contract.

         3.13 Insurance. Except as set forth in the Disclosure Schedule, the Company does not maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are reasonable for the conduct of the business of the Company as conducted on the date hereof and for the assets of the Company. The Disclosure Schedule sets forth a true and correct list of all such policies. Such policies are in full force and effect and such policies, or similar policies covering substantially the same risks, have been in full force and effect, without gaps, continuously for the past five (5) years.

         3.14 Brokers and Finders. Neither Sellers nor the Company have employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's, financial advisory or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         3.15 Related Party Obligations. Except as set forth in the Disclosure Schedule, the Company does not (a) have outstanding obligations to Sellers or any Affiliate of Sellers (other than the Company) where the aggregate amount exceeds Five Thousand Dollars ($5,000) or (ii) have any other significant commercial relationships with Sellers or any Affiliate of Sellers (other than the Company).

         3.16  Intellectual Property.

               (a)   Identification Of Certain Company Intellectual Property
                     Rights.

                     (i) Marks. The Disclosure Schedule sets forth an accurate and complete list of all Marks in which the Company has an ownership interest or which the Company uses in its business other than those licensed from another Person on a non-exclusive basis (collectively "Company Marks"), including all registrations and applications for registration with all Governmental Entities that have been made by or for the Company with regard to such Marks, identifying for each (A) its registration (as applicable) and application numbers, (B) whether it is owned by or exclusively licensed to the Company, (C) its current status and (D) the class(es) of goods or services to which it relates.

                     (ii) Patents. The Disclosure Schedule sets forth an accurate and complete list of all Patents in which the Company has an ownership interest or which have been exclusively licensed to the Company (collectively the "Company Patents"), and specifically lists each of the Company Patents, identifying for each (A) the patent number and issue date (if issued) or application number and filing date (if not issued), (B) its title, (C) the named inventors and (D) whether it is owned by or exclusively licensed to the Company.

               (iii) Copyrights. The Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights (whether registered with the United States Copyright Office or in or with the appropriate office or Governmental Entity in any other jurisdiction) in which the Company has an ownership interest or which have been exclusively licensed to the Company, and all pending applications for registration of Copyrights filed anywhere in the world by or for the Company, or which has been exclusively licensed to the Company (collectively the "Company Registered Copyrights").

               (iv) Trade Secrets. The Disclosure Schedule sets forth an accurate and complete list of all memoranda of invention and invention disclosures whose subject matter is not covered by any of the Company Patents, and in which the Company has an ownership interest or which have been assigned to the Company (collectively the "Company Invention Disclosures").

               (v) Mask Works. The Company does not have any mask work or similar rights, and does not use or need to use the same in conjunction with the businesses of the Company.

         (b)   Company IP And Owned IP.

               (i) Title And Ownership. Except as may be set forth in the Disclosure Schedule, the Company owns all right, title and interest in and to all of the Owned IP free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature. The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership of any of the Owned IP or suggesting that any other Person has any claim of legal or beneficial ownership or other claim or interest with respect thereto. As used herein, "Owned IP" means all Company IP other than that which has been licensed to it by another Person; and "Company IP" collectively means the Company Marks, the Company Patents, the Company Registered Copyrights and all other Copyrights in which the Company has an ownership interest or which have been exclusively licensed to the Company and the Company Identified Other IP and all Other IP in which the Company has an ownership interest or which has been exclusively licensed to the Company.

               (ii) Validity And Enforceability. Except as may be set forth in the Disclosure Schedule, all of the Company IP is valid and enforceable, without any qualification, limitation or restriction thereon or on the use thereof (provided, however, that no representation or warranty is made regarding the validity or enforceability of any Patent) and the Company has not received any notice or claim (whether written, oral or otherwise) challenging or questioning the validity or enforceability of any of the Company IP or indicating an intention on the part of any Person to bring a claim that any of the Company IP is invalid or unenforceable or has been misused nor to the knowledge of the Sellers or the Company is there a reasonable basis for a claim that the Company Marks, Company Patents and Company Registered Copyrights and all other Copyrights in which the Company has an ownership interest or which have been exclusively licensed to the Company is invalid or unenforceable or has been misused, and, with respect to the Company Patents, there is no relevant prior art pertaining to any issued patents thereof which the Company has become aware that was not disclosed during the prosecution of the patent application(s) therefor and which if such prior art had been disclosed may have affected the prosecution thereof or the scope of the patent claims ultimately granted in respect thereof.

                  (iii) Protection And Maintenance. Except as may be set forth in the Disclosure Schedule, (A) the Company has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company IP) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Patents, Company Registered Copyrights or Company Marks (including, with respect to the Company Patents, failing to disclose any known material prior art in connection with the prosecution of patent applications, and with respect to the Company Registered Copyrights, failing to disclose required information to the United States Copyright Office), (B) the Company has taken reasonable steps (based on standard industry practices) to protect and maintain their rights in and to the Company IP, (C) all registered Company Marks and all Company Registered Copyrights have been registered, and all Company Patents have been filed and obtained, in accordance with all applicable legal requirements and are currently in effect and, to the knowledge of the Sellers or the Company, in compliance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications), and without limiting the generality of any of the foregoing, the Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Owned IP.

                  (iv) Interference, Oppositions, Etc. Except as may be set forth in the Disclosure Schedule, no Company Mark nor Company Patent has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the knowledge of the Sellers or the Company, no such action is or has been threatened with respect to any of the Company Marks or Company Patents.

                  (v) Use Of Marks. Except as may be set forth the Disclosure Schedule, (A) there has been no prior use of any of the Company Marks by any other Person which would confer upon such Person superior rights in such Marks, and (B) all Company Marks registered in the United States, and for which applications to register have been filed in the United States which are being used, have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively.

                  (vi) Disclosure Of Trade Secrets. Except as may be set forth in the Disclosure Schedule, the Company has not disclosed, nor is it under any contractual or other obligation to disclose, to another Person any Company trade secrets, except pursuant to a confidentiality and non-disclosure agreement, and, to the knowledge of the Sellers or the Company, no Person has materially breached any such agreement.

            (c) Software. The Disclosure Schedule sets forth a complete and accurate list of all of the Software (other than "off-the-shelf" desktop applications available through commercial distributors or in consumer retail stores or from the Internet pursuant to third Person "shrink wrap" or "click through" licenses or software licensed on a trial basis or for a license fee less than $1,000), ("COTS Software"), and specifically identifies all such Software in which the Company has an ownership interest (the "Owned Software") and all such Software in which the Company does not have an ownership interest (the "Licensed Software"). Except as may be set forth in the Disclosure
Schedule:

                  (i) the Company owns all Intellectual Property Rights in, covering, applicable to the use of, or embodied in or by the Owned Software, which Intellectual Property

Rights, for purposes of this Agreement, shall be considered to be Owned IP and Company IP (such that the representations and warranties contained in Section 3.16(b) apply thereto);

               (ii) the source code of any Owned Software and the data associated therewith have not been licensed or otherwise provided to another Person, have been treated as confidential (except to the extent contained in any issued patents or published patent applications that are listed in the Disclosure Schedule) and proprietary business information as to which the Company has taken all reasonable steps to protect the same as Trade Secrets of the Company (and as such, the representations and warranties contained in Section 3.16(b) apply thereto);

               (iii) all of the Owned Software was developed in-house by Company employees or for the Company by individuals contracted on a work for hire basis and none of the Owned Software contains any Software that embodies, uses or is covered by Intellectual Property Rights of another Person, except for Software that is not material and was obtained by the Company from another Person (A) who makes such Software generally available to all interested purchasers and end-users on standard commercial terms, and (B) who has licensed the Company to utilize such Software in the manner it has been and is being utilized; and

               (iv) the Company has lawfully acquired the right(s) to use the Licensed Software in the manner in which it has been used and is currently being used by the Company.

         (d) Performance of Existing Software. Except as may be set forth in the Disclosure Schedule, all Software and products incorporating such Software that the Company has distributed to another Person (including any alpha or beta versions that are currently being used by a third party for evaluation or testing purposes), that have been designed by the Company for commercial distribution, or that have been used by the Company in connection with the performance of data processing or other services, perform in all material respects, free of significant bugs or programming errors, each of the functions described in any published specifications, end-user documentation or other information provided to distributors or customers of the Company on which such distributors or customers relied when using, licensing or otherwise acquiring, distributing or reselling such Software or products, except with respect to errors that would customarily be handled under a software maintenance agreement.

         (e) Software Documentation. The Company has taken reasonable actions to document the Software and its operation, such that the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

         (f) Licenses In Technology And Intellectual Property Rights And Agreements. The Disclosure Schedule contains a complete and accurate list of all agreements and arrangements under which the Company licenses or uses the Licensed Software (except COTS Software) (collectively, "Licensed Software Agreements"), and a complete and accurate list of all agreements and arrangements pertaining to any other technology, products, processes or services used, exercised, practiced or otherwise exploited by the Company with respect to which a Person other than the Company owns the associated Intellectual Property Rights (collectively, "Other Licensed Technology") or any other Intellectual Property Rights owned by another Person (collectively, together with Licensed Software Agreements, the "Licensed Technology Agreements"). The Company has provided to Buyer an executed copy of each Licensed Technology Agreement. Except as may be set forth in the Disclosure Schedule:

                     (i) the Licensed Technology Agreements together expressly confer on the Company valid and enforceable rights under or in respect of all of the Intellectual Property Rights that are not owned exclusively by the Company, and have been or are used, exercised, practiced or otherwise exploited in or by the Company (including the development, copying, modification, manufacture, use, practice, sale, offer for sale, marketing, licensing or sublicensing, importing, distribution or any other exploitation of any Software or other products, processes, services or technology), or cover, or are used or embodied in, any Other Licensed Technology (collectively, the "Licensed Intellectual Property Rights"), and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's right to use, exercise, practice or otherwise exploit such Licensed Intellectual Property Rights or Other Licensed Technology, nor, to the knowledge of the Sellers or the Company, is there a reasonable basis for any such claim;

                     (ii) To the knowledge of the Sellers or the Company: (A) there are no outstanding claims or any threatened disputes or disagreements with respect to any of the Licensed Technology Agreements, and (B) the Company has not taken any action (including exercising any rights in the Licensed Software, Other Licensed Technology or any other Licensed Intellectual Property Rights outside the scope of any license or rights granted to the Company) nor failed to take any action which could lead to a claim or charge of infringement or misappropriation, impair or cause the Company to lose its rights therein, or constitute a material breach of or result in termination of any of the Licensed Technology Agreements or any of the Licensed Intellectual Property Rights granted therein;

                     (iii) the rights licensed under each Licensed Technology Agreement shall be exercisable by the Company on and after the Closing substantially to the same extent as by the Company and its prior to the Closing; and

                     (iv) The Disclosure Schedule sets forth a complete and accurate list of any and all royalties, fees, honoraria or other payments that are currently payable or that, as of the date hereof, in the future may be payable by the Company to any Person by reason of the ownership or the development, copying, modification, manufacture, use, practice, sale, offer for sale, marketing, licensing or sublicensing, distribution or other exploitation of the Software, the Other Licensed Technology or the Licensed Intellectual Property Rights.

               (g) Agreements Involving Distribution Or Other Rights Granted to Others in Respect of Software, Other Company Technology or Company IP. The Disclosure Schedule contains a complete and accurate list of all agreements and arrangements providing for the grant by the Company to any Person of (A) any right to use, prepare derivative works based on, support or maintain, distribute or otherwise commercially exploit any Software or to develop, manufacture, sell, offer to sell, market, use, practice, license or sublicense, import, export, distribute or otherwise exploit any other products, processes, services or technology of the Company (collectively, "Other Company Technology") or (B) any other rights under the Company IP (in each case excluding any agreement or arrangements that relate solely to internal use licenses granted to end-users or the right of end-users to use products, other than Software, as sold), including any value-added reseller agreements, joint development or marketing agreements or strategic alliance agreements involving any Software, Other Company Technology or Company IP (collectively, "Exploitation Agreements"). Except as may be set forth in the Disclosure Schedule:

                     (i) there are no outstanding claims or, to the knowledge of the Sellers or the Company, any threatened dispute or disagreement with respect to any of the Exploitation Agreements; and

                     (ii) the Disclosure Schedule sets forth a complete and accurate list of any and all royalties, fees, or other payments that are payable to the Company pursuant to each of the Exploitation Agreements.

               (h) Sufficiency of Owned and Licensed Intellectual Property. Except as set forth in the Disclosure Schedule, the Company IP and the Licensed Intellectual Property Rights: (A) constitute all of the Intellectual Property Rights necessary for the conduct of the businesses of the Company as presently conducted or, to the knowledge of the Sellers or the Company, contemplated to be conducted; and (B) constitute all of the Intellectual Property Rights necessary to operate such businesses after the Closing as contemplated by the Budget.

               (i) Infringement, Misappropriation And Rights of Other Parties. The Company is not, nor has it ever been, a party to any action or proceeding, nor, has any action or proceeding been threatened, that involves or involved a claim of infringement, misappropriation or other wrongful use or exploitation, either (i) by the Company against any Person or (ii) by any Person against the Company, pertaining to any Intellectual Property Rights of the Company or Owned Software or any other Person (including any Company IP or any other Intellectual Property Rights used, exercised, practiced or exploited by the Company), nor, has any such claim been made (whether written oral or otherwise) or, to the knowledge of the Sellers or the Company, threatened nor, to the knowledge of the Sellers or the Company, is there any reasonable basis therefor. To the knowledge of the Sellers or the Company, no Company IP or other Licensed Intellectual Property Right (except pursuant to the terms of the Licensed Technology Agreement granting such right to Company), is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use, exercise, practice or other exploitation thereof by the Company, and, in the case of any Company IP licensed to any Person, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person. Except as may be set forth in the Disclosure Schedule, (A) to the knowledge of the Sellers or the Company, no Person has infringed or misappropriated, or is infringing or misappropriating any Company IP; nor (B) does any of the products (including any Software), processes, services, technology or other materials (collectively "Company Products"), the Company IP or the subject matter thereof, or the Licensed Intellectual Property Rights or the subject matter thereof, developed, practiced, copied, modified (including the creation of derivatives), displayed, made, sold, offered for sale, marketed, used, leased, licensed or sublicensed, imported, exported or otherwise distributed or disposed of, or otherwise exercised or exploited by or for the Company, nor use of the Company Products by customers or distributors, nor the activities or operations of the Company infringe, misappropriate or otherwise conflict with or violate, or has any of them infringed, misappropriated, or otherwise conflicted with or violated, any Intellectual Property Right or other right of any Person. The Company has the exclusive right to bring actions against any Person infringing or misappropriating any of the Company IP.

               (j) Confidentiality Agreements. Except as set forth in of the Company Disclosure Schedule, all current and former employees, independent contractors and consultants of the Company have entered into confidentiality, invention assignment and proprietary information agreements with the Company in substantially the form provided to Buyer. To the knowledge of the Sellers or the Company, no employee, independent contractor or consultant of the Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or is subject to any other restriction that would interfere with his or her duties for the Company. The carrying on of the businesses of the Company by the employees, independent contractors and consultants of the Company and the conduct of the businesses of the Company as presently conducted and proposed to be conducted, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, independent contractors or consultants of the Company is now obligated. Except as set forth in the Disclosure Schedule, the Company is not utilizing nor will it be necessary to utilize (A) any inventions of any independent contractors or consultants, or confidential information (including Trade Secrets) of another Person to which any independent contractors or consultants have been exposed, and (B) any inventions of any employees of the Company made, or any confidential information (including Trade Secrets) of another Person to which such employees were exposed, prior to their employment by the Company, in each case excluding any of the foregoing inventions or confidential information that have been duly assigned in writing to the Company or that are being utilized by the Company in accordance with the terms of a license granted to the Company in a written agreement. At no time during the conception of or reduction to practice of any of the Company IP was any developer, inventor or other contributor to such Intellectual Property Right operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any other Person that could adversely affect the rights of the Company in such Intellectual Property Right. The Disclosure Schedule lists each present and past employee, independent contractor, consultant or other Person who participated in a material way in the creation or development of any material Owned Software or any Company IP, indicating that Person's relationship with the Company at that time, and in the case of any such employee, whether such employee is a present or past employee and, if a past employee, the name of the current employer of such past employee, if known. Without limiting the generality of the foregoing, the Disclosure Schedule specifically identifies each inventor named in any patent application filed by the Company (either individually or jointly with others) or assigned or exclusively licensed to the Company in whole or in part, and indicates whether such inventor is a current employee of the Company and, if not a current employee of the Company, (i) the relationship of such inventor to the Company at the time the respective invention was made and the present relationship, if any, of such inventor with the Company and (ii) if known, the employer and current position of such inventor with such employer.

         (k) Export Restrictions. The Company has not exported or transmitted Software, Company trade secrets or any other technical information, including any technical data, or the direct product of such data, to any country to which such export or transmission is restricted by any applicable U.S. regulation or statute, without first having obtained all necessary and appropriate United States or other Government Entity license(s) or permit(s).

         (l) ILOG Licenses. The terms of that certain Development License Agreement, and that certain Deployment License Agreement, each by and between the Company and ILOG, Inc. ("ILOG") and dated as of March 29, 2002 (together, the "ILOG Licenses"), grant the Company the right and license to install and deploy the Deployment Software (as defined in the ILOG Licenses) and to operate an Application (as defined in the ILOG Licenses) in conjunction with the Company's software commonly known as "eCAT" and the Company's software commonly known as "eMAT," on an aggregate of two (2) computer servers providing simultaneous access and use of the Deployment Software, Application, eCAT and eMAT over a network or by similar means (including without limitation via the Internet or an intranet), by an aggregate of no fewer than five hundred

(500) end users, without requiring payment of any additional license and/or maintenance fees to ILOG pursuant to the ILOG Licenses; and that the term "Application" includes both eCAT and eMAT, which do not constitute separate Applications for the purposes of the ILOG Licenses.

      3.17 Interests of Officers and Directors. Except as disclosed in the Disclosure Schedule, none of the officers or directors of the Company, or any member of their respective immediate families or any entity with respect to which any such Person is an Affiliate, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any other business relationship with the Company.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      The Buyer represents and warrants to the Sellers that:

      4.1 Corporate Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.

      4.2 Authority Relative to This Agreement. Buyer has the requisite power and authority to execute and deliver each of this Agreement, the Development and License Agreement, the Voting Agreement, and the Right of First Negotiation Agreement (collectively, the "Buyer Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The Buyer Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by its Board of Directors and no other corporate proceedings on the part of Buyer are necessary to authorize the Buyer Transaction Documents or to consummate the transactions contemplated hereby or thereby. The Buyer Transaction Documents have been duly and validly executed and delivered by Buyer and, assuming the Buyer Transaction Documents constitute the valid and binding agreement of Sellers, constitute the valid and binding agreements of Buyer, enforceable against it in accordance with their respective terms, except that the enforcement hereof and thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      4.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its Articles of Incorporation or By-laws; (b) require any Consent of any Governmental Entity except for the Requisite Regulatory Approvals and Consents which are not reasonably likely to have an adverse material effect on Buyer or its ability to consummate the transactions hereunder; (c) result in a Default under any of the terms, conditions or provisions of any Contract to which Buyer or its assets may be bound, except for such Defaults as to which requisite waivers or Consents have been obtained or which are not reasonably likely to have an adverse material effect on Buyer or its ability to consummate the transactions hereunder; or (d) assuming the Consents referred to in this Section are duly and timely obtained or made, violate any Order or Law applicable to Buyer or to any of its assets, except for violations which are not reasonably likely to have an adverse material effect on Buyer or its ability to consummate the transactions hereunder. As of the date hereof, Buyer knows of no reason why the Requisite Regulatory Approvals should not be obtained.

       4.4 Financial Statements. Buyer has delivered to Sellers correct and complete copies of the audited balance sheets of Buyer as of December 31, 2001 and the related statements of income and cash flow for the years then ended (the "Buyer Financial Statements"). The Buyer Financial Statements were prepared in accordance with GAAP, consistent with past accounting practices, and present fairly the financial condition and the results of operations of Buyer as of the dates and for the periods indicated therein.

       4.5 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule or as a consequence of, or as expressly contemplated by, this Agreement, since December 31, 2001, (i) Buyer's business has been carried on only in the ordinary and usual course consistent with past practice, and (ii) there has not occurred any event, development or change which has resulted or is reasonably likely to result in a Material Adverse Effect.

                                   ARTICLE V

                               CLOSING DELIVERIES

       5.1 Deliveries of Sellers and Company. Concurrently with the execution of this Agreement, Sellers and the Company, as applicable, shall deliver:

            (a) Instruments of Transfer. Duly executed assignments of the Units of the Company to the Buyer;

            (b) Spousal Consents. Duly executed spousal consents in the form attached hereto as Exhibit C;

            (c) Good Standing. A good standing certificate of the Company issued by the Secretary of State for the State of New Jersey and any other state where the Company is qualified to do business, dated within five days of the Closing Date;

            (d) Certified Articles of Organization. A copy of the Articles of Organization of the Company, certified by the Secretary of State for the State of New Jersey, dated within five days of the Closing Date;

            (e) eConduit Secretary's Certificate. A certificate executed by the Secretary or Assistant Secretary of the Company, certifying as to true and complete copies as in effect on the Closing Date of the Articles of Organization and Operating Agreement of the Company and the incumbency of the Sellers;

            (f) eGarden Secretary's Certificate. A certificate executed by the Secretary or Assistant Secretary of eGarden, certifying as to true and complete copies as in effect on the Closing Date of (i) the Certificate of Incorporation and bylaws of eGarden, (ii) resolutions of the Board of Directors of eGarden approving the Transaction, and (iii) the incumbency of the officers of eGarden authorized to execute this Agreement;

            (g) Legal Opinion. A legal opinion of Brobeck, Phleger & Harrison, LLP, counsel to Sellers, with respect to the matters set forth in Exhibit D hereto;

            (h) Other Agreements. Executed counterparts to the Voting Agreement, substantially in the form attached hereto as Exhibit E, the Right of First Negotiation Agreement, substantially in the form attached hereto as Exhibit F, and the Employment Agreements, substantially in the form attached hereto as Exhibit G;

            (i) Assignment of Invention Agreements. Confidentiality, invention assignment and proprietary information agreements in a form acceptable to Buyer between the Company and each of its employees, to the extent not covered in their employment agreement.

            (j) Budget. The Budget;

            (k) Third Party Consents. Consents of third parties under the Contracts identified in the Disclosure Schedule. Without limiting the foregoing:

                (i) The Company shall deliver a form of consent and acknowledgement reasonably acceptable to Buyer with respect to that certain Development License Agreement by and between ILOG, Inc. and the Company, dated as of March 29, 2002, and that certain Deployment License Agreement, by and between ILOG, Inc. and the Company, dated as of March 29, 2002.

                (ii) The Company shall deliver a form of acknowledgement and agreement, substantially in the form attached hereto as Exhibit H, with respect to that certain Contract for Services by and between VisionCore Consulting, Inc. and the Company, dated as of dated as of December 31, 2001, and that certain Interim Agreement, by and between VisionCore Consulting, Inc. and the Company, dated as of July 5, 2001, which form shall provide for the clarification of certain matters identified by Buyer relating to the creation and assignment of intellectual property and the licenses granted therein.

            (l) Governmental Filings and Consents. To the extent necessary, evidence that all Requisite Regulatory Approvals have been obtained and are in effect as of the Closing Date.

       5.2 Deliveries of Buyer. Concurrently with the execution of this Agreement, Buyer shall deliver:

            (a) Initial Purchase Price. The Initial Purchase Price, delivered in accordance with Section 2.2.

            (b) Certified Charter. The Articles of Incorporation of the Buyer, certified by the Secretary of State for the Secretary of California within five days of the Closing Date;

            (c) Good Standing. A good standing certificate of Buyer issued by the Secretary of State for the State of California, dated within five days of the Closing Date;

            (d) Secretary's Certificate. A certificate executed by the Secretary or Assistant Secretary of Buyer, certifying as to true and complete copies as in effect on the Closing Date of (i) the Articles of Incorporation and bylaws of Buyer, (ii) resolutions of the Board of Directors of Buyer approving the Transaction, (iii) the consent of New Century Financial Corporation, a Delaware corporation and the sole shareholder of Buyer, approving the Transaction; (iv) resolutions of the Company adopted by Buyer, as the sole member of the Company, electing Gary Busacca, Marc Loewenthal, Jeffrey Lemieux, Robert Cole, Brad Morrice, Edward Gotschall and Patrick Rank, as Managers of the Company effective upon the Closing and (v) the incumbency of the officers of Buyer authorized to execute this Agreement;

            (e) Legal Opinion. A legal opinion of Stradling Yocca Carlson & Rauth, counsel to Buyer, with respect to the matters set forth in Exhibit I hereto;

            (f) Other Agreements. Executed counterparts to the Voting Agreement, substantially in the form attached hereto as Exhibit E;

            (g) Third Party Consents. Consents of third parties; and

            (h) Governmental Filings and Consents. To the extent necessary, evidence that all Requisite Regulatory Approvals have been obtained and are in effect as of the Closing Date.

                                   ARTICLE VI

                            OBLIGATIONS AFTER CLOSING

       6.1  Survival of Representations and Covenants; Indemnification.

            (a) Survival. Except as provided in this Section, the respective representations and warranties of the parties made herein, and the respective covenants and agreements contained in this Agreement to be performed on or after the Closing shall survive the Closing until the end of the Earn-Out Period.

            (b) Agreement to Indemnify. Subject to the other provisions of this Section, the Indemnifying Sellers, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer and the Company (individually or collectively, the "Indemnified Party") from and against and in respect of any and all Losses incurred by the Indemnified Party which may be imposed on, sustained, incurred or suffered by or assessed against the Indemnified Party, directly or indirectly, as a result of or relating to or to the extent arising out of the following:

                (i) any breach of the representations or warranties of the Indemnifying Sellers or the Company contained in this Agreement, provided, however, the ability of Buyer to recover hereunder in respect of a breach shall not be deemed qualified by any references to materiality contained in such representation and any breach thereof shall be determined without regard to whether such breach constitutes a Material Adverse Effect;

                (ii) any breach by the Company or any of the Sellers of any of their respective covenants or obligations in this Agreement;

                (iii) the Litigation set forth in the Disclosure Schedule; and

                (iv) all Taxes imposed on the Company or for which the Company may otherwise by liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date.

            (c) Limitation. The maximum total liability of the Indemnifying Sellers for their indemnification liabilities under this Agreement shall not exceed the aggregate of the Initial Purchase

Price, the Additional Purchase Price and the amount of all Earn-Out Payments actually received by Sellers.

       (d) Notice of Claim. If the Indemnified Party shall become aware of any claim, proceeding or other matter (a "Claim") which may give rise to a Loss, the Indemnified Party shall promptly give notice thereof to the Indemnifying Sellers. Such notice shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Sellers do not receive notice of any Claim in time to contest effectively the determination of any Loss susceptible of being contested, the Indemnifying Sellers shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Sellers resulting from the Indemnified Party's failure to give such notice on a timely basis.

       (e) Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Sellers shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Sellers the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Sellers may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Sellers shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction in the State of California.

       (f) Third Party Claims.

           (i) With respect to any Third Party Claims, the Indemnifying Sellers shall have the right, at their expense and at their election, to assume control of the negotiation, settlement and defense of the Claim through counsel of their choice. In such event, the Indemnifying Sellers shall reimburse the Indemnified Party for all the Indemnified Party's reasonable out-of-pocket expenses as a result of such assumption. The election of the Indemnifying Sellers to assume such control shall be made within 60 days of receipt of notice of the Third Party Claim, failing which the Indemnifying Sellers shall be deemed to have elected not to do so. If the Indemnifying Sellers elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Sellers consent to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Sellers and the Indemnified Party and a representation of both the Indemnifying Sellers and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Sellers, having elected to assume such control, thereafter fail to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Sellers shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified party is required by applicable Law to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Sellers shall forthwith, after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Sellers to the Indemnified Party, the Indemnified party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Sellers.

                 (ii) If the Indemnifying Sellers fail to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to consent, settle or pay the amount claimed. Whether or not the Indemnifying Sellers assume control of the negotiation, settlement or defenses of any Third Party Claim, the Indemnifying Sellers shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

                 (iii) The Indemnified Party and the Indemnifying Sellers shall cooperate fully with each other with respect to Third Party Claims, and, regardless of which party has control thereof as provided for herein, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

            (g) Set Off to Earn-Out Payments. Buyer may set-off against any Additional Purchase Price, Earn-Out Payment or other obligation which may be payable by Buyer to the Indemnifying Sellers, amounts to which it or an Indemnified Party may, or may believe itself to be entitled to under this
Article VI. On at least ten (10) days notice, at reasonable times during normal business hours, the Indemnifying Sellers shall have the right to audit the Company's records and accounts relating to such set-off. The Indemnifying Sellers shall maintain such information as confidential. The entire cost of such audit shall be borne by the Indemnifying Sellers; provided, however, that if any such audit reveals an excessive set-off of five percent (5%) or more from the amount which should have been withheld, then the actual cost of such audit shall be borne by the Company

       6.2 Capital Funding. Buyer shall provide the Company, from time to time in the twelve (12) months following the Closing Date, cash capital contributions (the "Capital Contributions") on an as-needed basis in accordance with the Budget, in an aggregate amount not to exceed One Million Dollars ($1,000,000); provided, however, that the Capital Contributions shall be reduced on a dollar for dollar basis based on any license and implementation fees paid by Buyer to the Company pursuant to the Development and License Agreement or any indebtedness of the Company to the Buyer forgiven by the Buyer. Buyer shall fund the Capital Contributions by wire transfer of immediately available funds to the account specified by the Company within ten (10) days of request by the Company. The covenant of Buyer in this Section 6.2 to provide Capital Contributions have been made and are intended to be for the benefit of the Company and Sellers and their respective successors and permitted assigns and Buyer therefore acknowledges and agrees that the Company and Sellers shall be entitled to enforce the agreements contained in this Section 6.2.

       6.3  Additional Revenue Payments.

            (a) Payment for Funded Leads and Sales of Leads. As consideration for Qualified Leads, Buyer shall pay to the Company an amount equal to 0.75% of the original balance of each subprime loan funded by Buyer or any Affiliate thereof from any Qualified Leads. Notwithstanding any other provision of this Agreement, the Company may generate revenues through the sale of (i) leads that are not Qualified Leads and (ii) fees collected from other mortgage originators who fund loans generated by Qualified Leads and non-Qualified Leads, and (iii) Qualified Leads that Buyer does not have the capacity to process and/or fund, and the proceeds of such sales and funding fees shall constitute revenue used in the calculation of "Profits" for the purposes of this Agreement; provided, however, that the decision to sell and the sale of leads referred to in clause
(iii) above shall be made in good faith and on commercially reasonable terms approved by a majority of the Company's Board of Directors. The decisions to sell non-Qualified Leads shall be made by the President of the Company.

            (b) Qualified Lead Dispute Resolution. As the Company is engaged in a new venture, the Buyer and Sellers are uncertain how many Qualified Leads will be generated by the Company and how many Qualified Leads Buyer and its Affiliates will be able to process in a timely manner to convert them into funded loans. The Earn Out Payments hereunder are based, in part, on the fees collected by the Company for Qualified Leads that are sold to a mortgage originator as well as the fees paid by Buyer with respect to Qualified Leads referred by Sellers to the Company that are converted to funded loans. In order to provide discretion to the Company's Board of Directors in determining which Qualified Leads to sell to mortgage originators (other than the Buyer and its Affiliates) and to protect the Sellers ability to earn the Earn Out Payments, the parties have agreed upon the following process

                 (i) The Company's Board of Directors shall act in good faith and by exercising its reasonable judgement based on information presented to the Board by its officers and the Buyer and its Affiliates and any experts or consultants the Board deems appropriate in determining how many and by what criteria to allocate to Buyer and its Affiliates Qualified Leads and how many Qualified Leads to make available to other mortgage originators and on what terms. If the Company's Board of Directors determines that the Buyer and its Affiliates are unable to timely process and fund any portion of the Qualified Leads generated by the Company and allocated to the Buyer or its Affiliates, then the Company shall make such Qualified Leads as the Company determines is appropriate available for sale to other mortgage originators, and in each such instance, neither the Buyer nor any Affiliate shall contact, solicit or otherwise engage in any activity that would attempt to obtain the person identified in such lead as a customer for any purpose.

                 (ii) If, at the beginning of a calendar quarter during the Earn Out Period, (A) the Sellers have already earned the full amount of the Additional Purchase Price; (B) the Company received at least 100,000 Qualified Leads in the preceding calendar quarter; (C) the Company had revenues of less than $300,000 in the preceding calendar quarter; (D) more than 75% of all Qualified Leads generated by the Company in the preceding calendar quarter were allocated to the Buyer or its Affiliates; and (E) the Sellers believe that the Company has during any month allocated a greater number of Qualified Leads to Buyer and its Affiliates than Buyer and its Affiliates can process in a timely fashion in order to convert the Qualified Leads into funded loans for such month, then the Sellers representing not less than a majority of the interest in the Earn Out Payments (as calculated by reference to Schedule E) may request that the Company's Board of Directors increase the number of Qualified Leads that are timely made available for sale to other mortgage originators to up to fifty percent (50%) of all Qualified Leads and the Board of Directors of the Company shall immediately instruct the officers of the Company to comply with such request.

                (iii) If, at the beginning of any calendar quarter after the calendar quarter in which the Sellers first requested the Company to re-allocate Qualified Leads pursuant to clause (ii) above, the conditions enumerated in items (A) through (E) above again exist (except that if the Company re-allocated Qualified Leads at the Sellers' request in the preceding calendar quarter, the condition described in item D shall be disregarded), the Sellers may again request that the Board of Directors cause the Company to re-allocate Qualified Leads in the manner described in clause (ii) above.

            (c) Exclusive Remedy. The Sellers agree that the rights under
Section 6.3(b) shall be their sole remedy for any dispute concerning whether the Buyer or the Company has breached any obligation hereunder for failing to make available Qualified Leads that exceeded the Buyer and its Affiliates capacity to process them into funded loans.

       6.4 Operations of the Company. After the Closing, Buyer shall cause the Company to conduct its business in a commercially reasonable manner as directed by a majority of the Company's Board of Directors (including a majority of the directors designated by Buyer or an Affiliate of Buyer), and shall prevent the Company from taking any action intended for the sole purpose of reducing the Earn-Out Payment or Additional Purchase Price; provided, however, that the nothing herein shall require Buyer to cause the Company to conduct its business in a manner that is in every case designed to maximize the Earn-Out Payment or Additional Purchase Price. Buyer shall use commercially reasonable efforts to assist the Company in meeting its business objectives; provided, however, that Buyer shall not be obligated to provide any additional payments or capital contributions to the Company other than the Capital Contributions and the payments made pursuant to Section 6.3 above. Notwithstanding the foregoing, Buyer shall be able to, among other things, have the Company develop its eCAT and/or eMAT software for integration and implementation into various business units of Buyer and its Affiliates.

       6.5 Assistance and Cooperation. After the Closing Date, each of Buyer and Sellers shall:

            (a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing;

            (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

            (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

            (d) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Agreement; provided, however, that failure to comply with this provision shall not affect the other party's rights to indemnification hereunder; and

            (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

       6.6 Non-Competition. As consideration for the purchase of the Units and of the goodwill of the Company by Buyer, each Seller hereby agrees that, during the Non-Compete Period, such Seller will not engage or participate in (whether as employee, employer, consultant, agent, principal, partner, owner, stockholder, lender, corporate officer, director or other representative capacity), or otherwise render assistance to, any business that competes with any of the business engaged in by the Company in any city or county within the United States or in any foreign country. The Sellers acknowledge that for purposes of this Section 6.6, the Company's business and the activities from which the Sellers shall be precluded from engaging are (a) providing software allowing holders or servicers of consumer accounts to screen those accounts against the lending criteria of mortgage lenders; or (b) arranging or facilitating the transfer of consumer records using the eCAT software (or any variation thereof) from the holders or servicers of consumer accounts to mortgage lenders. Notwithstanding the foregoing, to the extent that Gary Busacca and Marc Loewenthal have a fiduciary duty to maximize the value of Phoenix Funding Group LLC, in their capacity as operating partners thereof, by, among other things, buying distressed assets, then such individuals shall not have the obligation to make consumer records available exclusively to Buyer but they shall have the right to also transfer consumer records to third parties; provided, however, that notwithstanding the foregoing, any consumer records generated by Messrs. Busacca and Loewenthal using the eCAT software (or any variation thereof) shall be transferred exclusively to Buyer pursuant to the terms hereof. Also, notwithstanding the foregoing, Sellers may own up to 5% of the shares of any class of capital stock of any corporation that engages in any business that is competitive with the Company, provided that such class of capital stock is listed for trading on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market or the Nasdaq SmallCap Stock Market and such shares are held for investment only. In the event any court shall refuse to enforce any portion of the covenant in this Section, the parties hereby authorize such court to reform this covenant to the extent necessary to permit the remaining portions of the covenant to be enforced.

       6.7 Non-Solicitation. Each Seller hereby agrees that, during the Non-Compete Period, such Seller will not encourage or solicit any employee or consultant of the Company, Buyer or any Affiliate of Buyer to leave the Company, Buyer or any Affiliate of Buyer for any reason.

       6.8 Confidentiality. Each Seller hereby agrees that he will hold in strict confidence and not disclose or use any confidential information of the Company or its affiliates, including, without limitations, financial, manufacturing or marketing data (including, without limitation, financial statements of the Company), technique, process, formula, developmental or experimental work, work in progress, business methods, trade secrets (including, without limitation, any customer list or lists of customer sources), marketing techniques or plans, or any other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company or its Affiliates, except for the benefit of the Company. Each Seller agrees that he will not make use of any of the above at any time after termination of his employment, to the extent the Company derives independent economic value, actual or potential, from such information not being generally known to the parties, or other Persons who could obtain economic value from its disclosure or use, and such information is the subject of reasonable efforts by the Company to maintain its confidentiality. The foregoing restrictions shall not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public or (ii) the disclosure of information required pursuant to a subpoena or other legal process; provided that such Seller shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Company shall have a reasonable opportunity to quash such subpoena or other legal process prior to any disclosure by such Seller.

       6.9 Medical Insurance. Until the earlier to occur of the expiration of the Earn Out Period and the employment of the applicable Seller by another company or business offering comparable medical insurance, the Company shall either include Mr. Busacca and Mr. Loewenthal on the Company's medical insurance plan or reimburse them for their actual cost of comparable medical insurance up to a maximum of $1,000 each per month.

       6.10 Busacca Spousal Consent. Notwithstanding anything contained in this Agreement to the contrary, no payment of Additional Purchase Price nor Earn Out Payments shall be made to the Indemnifying Sellers unless and until the current spouse of Mr. Busacca has executed and delivered to the Buyer a spousal consent in the form attached hereto as Exhibit C or, in the alternative, an instrument reasonably satisfactory to Buyer with substantially the same legal effect.

                                  ARTICLE VII

                            MISCELLANEOUS AND GENERAL

       7.1  Interpretation.

            (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

            (b) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

            (c) The words "hereof," "hereby," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

            (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            (e) A reference to any party to this Agreement or any other agreement or document shall include such party's permitted successors and permitted assigns.

            (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

            (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

       7.2 Payment of Expenses and Other Payments. Whether or not the Transaction shall be consummated and except as otherwise provided in this Agreement, the Sellers and Buyer hereto shall pay their own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. Legal expenses incurred in the course of preparing the Company for the Transaction and allocated to the Company shall not exceed $10,000 in the aggregate.

       7.3 Amendment. This Agreement may be amended only by a written agreement signed by all parties to this Agreement.

       7.4 Waiver and Extension. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) except to the extent prohibited by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver or such condition or breach or a waiver of any condition or of the breach of any other term of this Agreement.

       7.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

       7.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, without giving effect to the principles of conflicts of law thereof.

       7.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, as follows:

       (a) If to the Sellers, to the addresses set forth on the signature pages attached hereto.

           with a copy to:

                     Brobeck, Phleger & Harrison, LLP
                     38 Technology Drive
                     Irvine, California 92618
                     Fax No.: 949) 790-6301
                     Attn:  Roger M. Cohen, Esq.


       (b) If to Buyer, to

                           New Century Mortgage Corporation
                           18400 Von Karman, Suite 1000
                           Irvine, California  92612
                           Fax no. (949) 440-7033
                           Attn:   President

            with a copy to:

                           Stradling Yocca Carlson & Rauth
                           660 Newport Center Drive
                           Newport Beach, California  92660
                           Fax no. (949) 725-4100
                           Attn:   Lawrence B. Cohn, Esq.

       (c)  If to eGarden, copy to:

                           Blank Rome Tenzer Greenblatt LLP.
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, New York  10174
                           Attn:   Peter Schnur
                           Telephone: 212-885-5000
                           Fax no. (212) 885-5001

or to such other Persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this section shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable Law.

       7.8 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and
(b) shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto; provided, however, that the Buyer may assign its rights, in whole or in part, to one or more of its Affiliates and such Affiliate or Affiliates may assume Buyer's obligations hereunder, provided that Buyer shall remain jointly and severally liable with such Affiliate; and provided, further, that no such assignment may be made if the effect thereof would be to (x) result in an economic cost to Sellers or its Affiliates, (y) create any additional financial risk to the Sellers under any document relating to indebtedness for money borrowed or (z) delay or adversely affect the satisfaction of the conditions set forth in Article V.

       7.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns and to the benefit of any Person or entity which is indemnified under this Agreement. Except as expressly set forth in Section 6.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

       7.10 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

       7.11 Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                           [signature page to follow]

       IN WITNESS WHEREOF, the parties hereto have caused this Unit Purchase Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                           NEW CENTURY MORTGAGE CORPORATION

                                           By: /s/ Kevin Cloyd
                                              ---------------------------------
                                           Name: Senior Vice President
                                                -------------------------------
                                           Its:________________________________



                                           "SELLERS"



                                                /s/ Gary Busacca
                                           ------------------------------------
                                           Gary Busacca



                                                /s/ Marc Loewenthal
                                           ------------------------------------
                                           Marc Loewenthal



                                                /s/ Jeff Lemieux
                                           ------------------------------------
                                           Jeffrey Lemieux



                                                /s/ David Logsdon
                                           ------------------------------------
                                           David Logsdon



                                           eGarden, Inc.

                                           By:      /s/ Robert Kassez
                                              ---------------------------------
                                           Name: President and CEO
                                                 ------------------------------
                                           Its:________________________________


                   [Signature page to Unit Purchase Agreement]

                                      S-1